SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 20, 2010

Spectral Capital Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-50274	510520296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Fifth Avenue, Suite 4200, Seattle, WA	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888)366-6115 formerly FUSA Capital Corporation ___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 20, 2010, Spectral Capital Corporation (the "Company") entered into a Definitive Financing Agreement ("Agreement")  with Gamma Investment Holdings Ltd. regarding the acquisition of a 47% undivided interest in two mineral properties in the Chita region of Russia.  Under the Agreement, Spectral is required to invest a minimum of $35,000,000 into the development of the mineral properties over the next two years plus additional investments as determined by a Joint Venture Board that is to be formed under the terms and conditions of the Agreement.  Spectral also granted a net smelter royalty of 2% on gold and 1% on other minerals extracted from the property to Gamma.  Gamma was also issued a warrant to purchase 5,000,000 shares of Spectral common stock at a per share exercise price of $1.00 for a term of five years.  The warrant provides for a cashless exercise provision, provides anti-dilution protections to Gamma and provides penalties to Spectral for failure to promptly issue common shares under the exercised warrants.

Concurrently, the parties entered into a Joint Venture Agreement that specifies how the development of the mineral properties is to take place.  Under the Agreement and the Joint Venture Agreement, Spectral is required to provide all of the financing that the Joint Venture requires to develop the mineral properties.  In the event that Spectral does not meet minimum financing covenants under the Agreement, Spectral's development payments would be converted to a five year, 5% interest bearing loan and Spectral will lose its interest in the mineral properties.  In the event that Spectral does meet the minimum financing covenants, but fails to fully fund the development of the mineral properties, Spectral would experience a reduction in its ownership.

Spectral currently operates several technology based media properties from which it does not derive sufficient revenue to make any investment, nor does Spectral currently have the cash or assets available to make such an investment.  Spectral would rely on the exercise of options held by its shareholders and other debt or equity financings in order to make the required investment.  There can be no assurance that the transaction will receive regulatory approval or that the development of the mineral properties will proceed as anticipated.  There can be no assurance that Spectral will be able to provide any of the required financing.  Spectral's current management has virtually no experience in mineral exploration.  While the company believes it can acquire such expertise and hire appropriate personnel, there can be no assurance that this will occur.

Developing a mineral property contains financial, operational, regulatory and environmental risks.  Spectral intends to minimize the environmental risks and improve throughput of any mineral properties it does acquire by utilizing its technology evaluation and implementation background to seek out and develop technology based solutions for these problems.  Spectral is currently evaluating such technologies, but has not identified a technology or partner as yet and there can be no assurance that Spectral will be successful in doing so.

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

In connection with Spectral's purchase of a 47% undivided interest in mineral properties in the Chita region of Russia, Gamma was also issued a warrant to purchase 5,000,000 shares of Spectral common stock at a per share exercise price of $1.00 for a term of five years.  The warrant provides for a cashless exercise provision, provides anti-dilution protections to Gamma and provides penalties to Spectral for failure to promptly issue common shares under the exercised warrants.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 1.01   Definitive Financing Agreement between Spectral Capital Corporation and Gamma Investment Holdings Ltd. dated September 20, 2010.

Exhibit 1.02   Joint Venture Agreement between Spectral Capital Corporation and Gamma Investment Holdings Ltd. dated September 20, 2010.

Exhibit 3.02   Warrant Agreement between Spectral Capital Corporation and Gamma Investment Holdings Ltd. dated September 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectral Capital Corporation

/s/ Jenifer Osterwalder
Jenifer Osterwalder
President, Principal Executive Officer, Principal Financial Officer
Date: September 23, 2010